Exhibit 99.1

FIRST1BANCORP

News Release

For Immediate Release:	For More Information,
January 23, 2006	Contact: James H. Garner
910-576-6171

First Bancorp to Purchase
Dublin, Virginia Branch from First Citizens Bank

TROY, N.C. - First Bancorp (NASDAQ - FBNC), the parent company of First Bank, which does business in Virginia as “First Bank of Virginia,” announced today that it has reached a definitive agreement to purchase the First Citizens Bank branch located at 205 Broad Street in Dublin, Virginia. This branch currently has approximately $20 million in total deposits.

The terms of the agreement call for First Bancorp to acquire the branch facility and substantially all of the deposits located at the branch. Substantially all of the loans located at the branch will be retained by First Citizens Bank, with only lines of credit associated with deposits being transferred to First Bank. The transaction is subject to regulatory approval and is expected to occur in the second quarter of 2006.

Dublin is located in Pulaski County, Virginia. This branch will represent First Bank of Virginia’s fourth full service branch located in southwestern Virginia. First Bank of Virginia currently operates full service branches in the nearby towns of Radford (eight miles from Dublin), and Wytheville (30 miles from Dublin) and also has a full service branch in Abingdon and a loan production office in Blacksburg.

“I am very happy to be expanding First Bank of Virginia’s franchise,” stated Jimmie Garner, Chief Executive Officer of First Bancorp. “We have had excellent success providing the best in community banking to customers in Virginia since opening our first branch there in 2001. Dublin complements our existing Virginia market presence.”

Mr. Garner also addressed the existing customers of the Dublin First Citizens branch. “I look forward to welcoming you to First Bank of Virginia. With branches in nearby towns, our bank knows your market well. I am confident you will be pleased with our style of community banking - we call it Banking One-on-One. Additionally, because we plan to retain all of First Citizens’ employees at the Dublin branch, you will be able to transact your business with familiar faces.”

“We’ll be in touch with you soon regarding the details and timing of the conversion of your branch to First Bank of Virginia. I thank you for the opportunity to serve you,” stated Mr. Garner.

First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.8 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 61 branch offices, with 55 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 3 branches in Virginia (Abingdon, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. The Company also has loan production offices in Blacksburg, Virginia, Mooresville, North Carolina and Wilmington, North Carolina. First Bancorp’s common stock is traded on the NASDAQ National Market under the symbol FBNC.

Please visit our website at www.firstbancorp.com.